EXHIBIT 99.1

NEWS RELEASE

LINCOLN FINANCIAL GROUP REPORTS FOURTH QUARTER EARNINGS
Company Continues to Deliver Strong Fundamentals
Despite Third Year Of Weak Equity Markets

Record Gross Deposits and Net Sales

Philadelphia, PA, February 11, 2003—Lincoln National Corporation, the parent company of the Lincoln Financial Group of companies, today reported net income of $63.2 million, or $0.35 per diluted share for its fourth quarter of 2002. By comparison, net income for the fourth quarter of 2001 was $169.2 million, or $0.88 per diluted share.

Income from operations for the fourth quarter was $112.2 million, or $0.63 per diluted share, compared with fourth quarter 2001 operating income of $199.1 million, or $1.03 per diluted share. Note the table provided at the end of this press release, which reconciles Income from Operations to Net Income for the corporation and business segments.

“Even as 2002 brought a third consecutive year of negative equity market returns, we are not relenting in our commitment to produce positive net flows, grow deposits and premiums, enforce rigorous expense controls, and maintain effective capital management,” said Jon A. Boscia, chairman and chief executive officer. “As a result, our fundamentals remained strong as evidenced by positive net cash flows in each of our retail businesses for the quarter and full year, continued gains in market share as measured by deposits, assets under management higher today than a year ago and reduced general and administrative spending levels as compared to the full year of 2001. While our earnings continue to be affected by the equity markets, the fourth quarter’s impact was again generally in line with guidance we provided.”

On January 30, 2003, Lincoln announced a $34.5 million fourth quarter charge for prospective changes in assumptions underlying life and annuity products referred to in the industry as “prospective unlocking.” Also, in the fourth quarter, equity markets had an immediate impact on the LFG enterprise of a positive $10 million for retrospective unlocking of DAC and PVIF, GMDB reserves and reduced fees, bringing the total impact for equity markets and other prospective adjustments to a net charge of $24.5 million.

Lincoln published guidance in its third quarter 10-Q and a spreadsheet on LFG.com that can be used to estimate the impact of changes in the equity markets to Lincoln’s fourth quarter earnings as compared to third quarter 2002 reported earnings. The spreadsheet requires you to enter the percentage change during the fourth quarter in four stock market indices. Once that data is entered, the calculations show an estimated improvement of $68.3 million from third quarter to fourth quarter, which compares to $70.8 million of actual improvement over the third quarter.

Retail deposits, which include annuities, mutual funds and other personal wealth accumulation products, were a record $3.4 billion for the quarter. For the year, retail deposits were a record $12.8 billion up 16 percent over 2001. As of December 31, 2002, assets under management were $119 billion and the company’s total assets were $93 billion.

Life Insurance

      Fourth Quarter Results

Life Insurance net income was $60.2 million versus $51.9 million for the same period a year ago, which included amortization of goodwill of $5.9 million. Income from operations for the segment was $63.8 million, down from $73.2 million in the fourth quarter of 2001. Fourth quarter results include the previously announced $4.2 million charge for prospective unlocking changes in resetting reversion to the mean assumptions and were negatively impacted by higher than expected mortality, tighter investment spreads and partnerships performing below expectations, which reduced earnings by $6.5 million. Retail first year life premiums, which exclude Corporate Owned Life Insurance (COLI), were a record $223 million in the fourth quarter, up 19 percent over fourth quarter 2001. The growth was driven by strong sales of our Universal Life products.

      Full Year Results

For the year, the Life Insurance segment reported net income of $209.0 million, compared with $233.1 million in 2001, which included amortization of goodwill of $23.7 million. Operating income for the segment was $271.9 million, compared with $279.0 million in 2001. Retail first year life premiums were a record $692 million in 2002, up 20 percent over the prior year. Total individual life insurance in-force increased 8 percent over the prior year, reaching a record $253.9 billion at December 31, 2002.

Lincoln Retirement

      Fourth Quarter Results

Net income for the Retirement segment was $6.0 million, compared to $54.2 million for the fourth quarter of 2001. Operating income for the segment was $36.5 million versus $74.8 million for the year ago period. Both fourth quarter 2002 measures include a $30.3 million previously announced charge for prospective changes in product assumptions. If the appropriate index change information were entered into our published equity market guidance spreadsheet, it calculates a $49.1 million estimated improvement in Retirement segment earnings as compared to the third quarter of 2002 reported earnings. The actual improvement in earnings identified with the fourth quarter equity market movement was $47.1 million.

Lincoln Retirement had positive net flows of $74 million for the quarter and account values were $45.5 billion at December 31, 2002. Investment partnership earnings were about $4.9 million below expectations. This was partially offset by $2.5 million positive GMDB reserve changes from the rise in equity markets in the fourth quarter.

“Despite continuing difficult market conditions, our retirement franchise delivered another positive quarter of net cash flows, demonstrating the underlying strength of this business. In this environment we are maintaining our focus on carefully balancing market share growth with prudent and careful risk management,” said Boscia.

      Full Year Results

Full year net income for the Retirement segment was $57.8 million, compared with 2001 net income of $269.2 million. Income from operations for the segment was $187.5 million compared with $320.3 million for 2001. The capital markets were the main drivers of the decline. Total annuity deposits were a record $6.4 billion for the year.

Delaware Investments

      Fourth Quarter Results

Delaware Investments reported net income of $9.3 million in the fourth quarter, compared to $4.0 million for the fourth quarter of 2001, which included amortization of goodwill of $4.1 million. The segment reported income from operations of $10.3 million for the quarter including a $4.2 million reversal of executive compensation compared with income from operations of $5.1 million for the same period a year ago. Net flows for the quarter tied a record positive $1.1 billion versus outflows of $0.2 billion for the same period in 2001 for a $1.3 billion improvement.

      Full Year Results

For 2002, Delaware Investments reported net income of $25.6 million, compared with $11.8 million in 2001, including goodwill amortization of $16.2 million in 2001. Income from operations for the year was $28.9 million versus $14.6 million. For the year Delaware had positive net flows of a record $2.9 billion versus net outflows of $0.6 billion in 2001. “ Delaware ended the year with strong investment performance, with 68 percent of our 25 largest mutual funds exceeding their Lipper peer group averages for the 12 month period,” Boscia noted, “I was also pleased to announce that Jude Driscoll has assumed the leadership role at Delaware on a permanent basis.”

Lincoln UK

      Fourth Quarter Results

For the fourth quarter, the UK segment’s net income was $18.5 million, which compares with $22.5 million in the fourth quarter of 2001. Operating income for the quarter was

$15.9 million versus $19.5 million for the same period a year ago. The equity market improvement in the fourth quarter 2002 contributed $1.4 million to the quarter’s results from DAC and PVIF retrospective unlocking. The segment had income of $4.1 million from settlement of prior year’s taxes.

      Full Year Results

For the year, the UK segment reported net income of $40.0 million, compared with $68.9 million in 2001. Income from operations was $37.0 million in 2002 versus $60.2 million in 2001. The equity market’s drop in 2002 reduced results by $18.5 million for DAC and PVIF retrospective unlocking and reduced fee income when compared to the full year of 2001.

Corporate & Other

      Fourth Quarter Results

Corporate and Other, which includes financing, distribution expenses, and the results flowing from the reinsurance business sold in 2001, reported a net loss of $30.8 million for the fourth quarter versus income of $36.6 million in the fourth quarter of 2001. The operating loss was $14.3 million compared to income of $26.5 million in the same period a year ago, which included $43.6 million after-tax earnings of the reinsurance business sold in 2001 compared to $4.5 million in the most recent quarter.

      Full Year Results

The net loss in Corporate and Other for the full year was $240.8 million in 2002 versus net income of $7.2 million in 2001. The operating loss was $50.9 million in 2002 compared to operating income of $14.9 million in 2001.

As of December 31, 2002, the book value of Lincoln National Corporation common stock, excluding accumulated other comprehensive income, was $25.95, compared with $27.13 a year ago. Book value, including accumulated other comprehensive income, was $30.13 compared with $28.10 a year ago. In 2002, 12.1 million shares were repurchased at a total cost of $474.5 million. Through the combination of share repurchases and dividends, a total of $708.8 million was returned to shareholders in 2002.

Lincoln National Corporation will discuss the company’s fourth quarter results with investors in a conference call beginning at 10:00 am (EST) on Tuesday, February 11, 2003.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of $93 billion and had annual consolidated revenues of $4.6 billion in 2002. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.

# # #

This press release was issued on February 11, 2003 and all information in this release is as of February 11, 2003. LNC undertakes no duty to update the information in this press release.

Media Contact:	Investor Contact:
D’Arcy Rudnay	Priscilla Brown
Media Relations	Investor Relations
215-448-1454	215-448-1422
drudnay@lfg.com	psbrown@lfg.com

(amounts in millions, except EPS)	Lincoln	Life	Investment	Lincoln	Corporate
For the 12 Months Ended Dec 2002	Retirement	Insurance	Management	UK	& Other	Total

Net Income	$57.8	$209.0	$25.6	$40.0	($240.8)	$91.6
Less:
Net realized gain/loss on investments and derivatives	(128.7)	(62.9)	(3.6)	1.3	17.5	(176.4)
Loss on reserve changes on reinsurance business sold	0.0	0.0	0.0	0.0	(199.1)	(199.1)
Net realized loss on sale of subsidiaries	0.0	0.0	0.0	0.0	(9.4)	(9.4)
Restructuring charges	(1.0)	0.0	0.3	1.7	1.1	2.1
Cumulative effect of accounting changes	0.0	0.0	0.0	0.0	0.0	0.0

Income from Operations	187.5	271.9	28.9	37.0	(50.9)	474.4
Earnings per share (diluted)
Net Income						$0.49
Income from Operations						$2.56

(amounts in millions, except EPS)	Lincoln	Life	Investment	Lincoln	Corporate
For the 12 Months Ended Dec 2001	Retirement	Insurance	Management	UK	& Other	Total

Net Income	$269.2	$233.1	$11.8	$68.9	$7.2	$590.2
Less:
Net realized gain/loss on investments and derivatives	(42.5)	(36.9)	(2.3)	8.7	(0.5)	(73.5)
Loss on reserve changes on reinsurance business sold	0.0	0.0	0.0	0.0	0.0	0.0
Net realized gain on sale of subsidiaries	0.0	0.0	0.0	0.0	15.0	15.0
Restructuring charges	(1.3)	(3.5)	(0.4)	0.0	(19.5)	(24.7)
Cumulative effect of accounting changes	(7.3)	(5.5)	(0.1)	0.0	(2.7)	(15.6)

Income from Operations	320.3	279.0	14.6	60.2	14.9	689.0
Earnings per share (diluted)
Net Income						$3.05
Income from Operations						$3.56

(amounts in millions, except EPS)	Lincoln	Life	Investment	Lincoln	Corporate
For the Quarter Ended Dec 2002	Retirement	Insurance	Management	UK	& Other	Total

Net Income	$6.0	$60.2	$9.3	$18.5	($30.8)	$63.2
Less:
Net realized gain/loss on investments and derivatives	(30.5)	(3.6)	(1.0)	0.9	1.1	(33.1)
Loss on reserve changes on reinsurance business sold	0.0	0.0	0.0	0.0	(8.2)	(8.2)
Net realized loss on sale of subsidiaries	0.0	0.0	0.0	0.0	(9.4)	(9.4)
Restructuring charges	0.0	0.0	0.0	1.7	0.0	1.7
Cumulative effect of accounting changes	0.0	0.0	0.0	0.0	0.0	0.0

Income from Operations	36.5	63.8	10.3	15.9	(14.3)	112.2
Earnings per share (diluted)
Net Income						$0.35
Income from Operations						$0.63

(amounts in millions, except EPS)	Lincoln	Life	Investment	Lincoln	Corporate
For the Quarter Ended Dec 2002	Retirement	Insurance	Management	UK	& Other	Total

Net Income	$54.2	$51.9	$4.0	$22.5	$36.6	$169.2
Less:
Net realized gain/loss on investments and derivatives	(20.6)	(19.8)	(0.7)	3.0	13.4	(24.7)
Loss on reserve changes on reinsurance business sold	0.0	0.0	0.0	0.0	0.0	0.0
Net realized gain on sale of subsidiaries	0.0	0.0	0.0	0.0	15.0	15.0
Restructuring charges	0.0	(1.5)	(0.4)	0.0	(18.3)	(20.2)
Cumulative effect of accounting changes	0.0	0.0	0.0	0.0	0.0	0.0

Income from Operations	74.8	73.2	5.1	19.5	26.5	199.1
Earnings per share (diluted)
Net Income						$0.88
Income from Operations						$1.03

LINCOLN NATIONAL CORPORATION

Digest of Earnings

	4th Quarter Ended December 31

	2002	2001

Revenue	$1,188,596,000	$1,463,816,000
Net Income	$63,189,000	$169,221,000
Share Earnings (Basic)
Net Income	$.36	$.90
Share Earnings (Diluted)
Net Income	$.35	$.88
Average Number of Shares (Basic)	176,749,068	188,601,239
Average Number of Shares (Diluted)	178,867,944	192,845,283

	Twelve Months Ended December 31

	2002	2001

Revenue	$4,635,457,000	$6,378,004,000
Net Income	$91,584,000	$590,211,000
Share Earnings (Basic)
Net Income	$.50	$3.13
Share Earnings (Diluted)
Net Income	$.49	$3.05
Average Number of Shares (Basic)	182,664,850	188,624,613
Average Number of Shares (Diluted)	185,596,311	193,303,265